AGREEMENT AND PLAN OF REORGANIZATION

                             by and among

                  OPHTHALMOLOGICAL ASSOCIATES, LTD.,

                        MORTON R. GREEN, M.D.,

                        KENNETH O. GREEN, M.D.,

                      STEPHEN R. WALTMAN, M.D.,

                          PRG GR ACQ. CORP.,

                                  and

                   PHYSICIANS RESOURCE GROUP, INC.

                          TABLE OF CONTENTS


                                                                            Page


     Section 1.     The Merger
               1.1  Merger of PRG Sub into the Company  . . . . . . . . . . . 1
               1.2  Merger Certificates . . . . . . . . . . . . . . . . . . . 1
               1.3  Articles of Incorporation of Surviving Corporation  . . . 2
               1.4  Bylaws of the Surviving Corporation . . . . . . . . . . . 2
               1.5  Directors of the Surviving Corporation  . . . . . . . . . 2
               1.6  Officers of the Surviving Corporation . . . . . . . . . . 2
               1.7  Conversion of Company Common Stock  . . . . . . . . . . . 2
               1.8  Exchange  of  Certificates  Representing  Shares  of
                    Company Common Stock  . . . . . . . . . . . . . . . . . . 2
               1.9  Subsequent Actions  . . . . . . . . . . . . . . . . . . . 3

     Section 2.     Representations  and  Warranties of the Company and the
                    Shareholders
               2.1  Corporate Existence; Good Standing  . . . . . . . . . . . 3
               2.2  Power and Authority for Transactions  . . . . . . . . . . 3
               2.3  Permits, Licenses and Governmental Authorizations . . . . 4
               2.4  Corporate Records . . . . . . . . . . . . . . . . . . . . 4
               2.5  Consents  . . . . . . . . . . . . . . . . . . . . . . . . 4
               2.6  The Company's Financial Information . . . . . . . . . . . 4
               2.7  Leases  . . . . . . . . . . . . . . . . . . . . . . . . . 4
               2.8  Condition of Assets . . . . . . . . . . . . . . . . . . . 4
               2.9  Title to and Encumbrances on Property . . . . . . . . . . 4
               2.10 Inventories . . . . . . . . . . . . . . . . . . . . . . . 4
               2.11 Intellectual Property Rights; Names . . . . . . . . . . . 5
               2.12 Directors and Officers; Payroll Information; Employees  . 5
               2.13 Legal Proceedings . . . . . . . . . . . . . . . . . . . . 5
               2.14 Contracts . . . . . . . . . . . . . . . . . . . . . . . . 5
               2.15 Subsequent Events . . . . . . . . . . . . . . . . . . . . 6
               2.16 Accounts Receivable/Payable . . . . . . . . . . . . . . . 7
               2.17 Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . 7
               2.18 Liabilities; Debt . . . . . . . . . . . . . . . . . . . . 8
               2.19 Insurance Policies  . . . . . . . . . . . . . . . . . . . 8
               2.20 Employee Benefit Plans  . . . . . . . . . . . . . . . . . 8
               2.21 Adverse Agreements  . . . . . . . . . . . . . . . . . . . 8
               2.22 Compliance with Laws in General . . . . . . . . . . . . . 8
               2.23 Medicare and Medicaid Programs  . . . . . . . . . . . . . 9
               2.24 Fraud and Abuse . . . . . . . . . . . . . . . . . . . . . 9
               2.25 No Untrue Representations . . . . . . . . . . . . . . . . 9
               2.26 Accredited Investor Status  . . . . . . . . . . . . . . . 9
               2.27 Distributions and Repurchases . . . . . . . . . . . . . . 9
               2.28 Suppliers . . . . . . . . . . . . . . . . . . . . . . . . 9
               2.29 Banking Relations . . . . . . . . . . . . . . . . . . . . 10
               2.30 Ownership Interests of Interested Persons; Competitors  . 10
               2.31 Payors  . . . . . . . . . . . . . . . . . . . . . . . . . 10

     Section 3.     Representations and Warranties of PRG Sub and PRG
               3.1  Corporate Existence: Good Standing  . . . . . . . . . . . 10
               3.2  Power and Authority . . . . . . . . . . . . . . . . . . . 10
               3.3  Capital Stock . . . . . . . . . . . . . . . . . . . . . . 10
               3.4  No Untrue Representations . . . . . . . . . . . . . . . . 10
               3.5  Legal Proceedings . . . . . . . . . . . . . . . . . . . . 11
               3.6  Fraud and Abuse . . . . . . . . . . . . . . . . . . . . . 11
               3.7  Absence of Litigation . . . . . . . . . . . . . . . . . . 11

     Section 4.     Closing  Date  Representations  and  Warranties  of the
                    Shareholders
               4.1  Corporate Existence and Good Standing of the Clinic . . . 11
               4.2  Corporate Records . . . . . . . . . . . . . . . . . . . . 12
               4.3  Power and Authority for Transactions  . . . . . . . . . . 12
               4.5  Compliance with Laws  . . . . . . . . . . . . . . . . . . 12

     Section 5.     Covenants of the Company and the Shareholders
               5.1  Consummation of Agreement . . . . . . . . . . . . . . . . 12
               5.2  Business Operations . . . . . . . . . . . . . . . . . . . 12
               5.3  Access and Notice . . . . . . . . . . . . . . . . . . . . 12
               5.4  Approvals of Third Parties and Permits and Consents . . . 13
               5.5  Acquisition Proposals . . . . . . . . . . . . . . . . . . 13
               5.6  Funding of Accrued Employee Benefits  . . . . . . . . . . 13
               5.7  Employee Matters  . . . . . . . . . . . . . . . . . . . . 13
               5.8  Distributions and Repurchases . . . . . . . . . . . . . . 13
               5.9  Requirements to Effect Merger . . . . . . . . . . . . . . 13
               5.10 Voting of Shares. . . . . . . . . . . . . . . . . . . . . 13
               5.11 Accounting and Tax Matters  . . . . . . . . . . . . . . . 13
               5.12 Conversion Transaction  . . . . . . . . . . . . . . . . . 14
               5.13 Leases  . . . . . . . . . . . . . . . . . . . . . . . . . 14

     Section 6.     Covenants of PRG and PRG Sub
               6.1  Consummation of Agreement . . . . . . . . . . . . . . . . 14
               6.2  Approvals of Third Parties and Permits and Consents . . . 14
               6.3  Listing Application . . . . . . . . . . . . . . . . . . . 14

     Section 7.     Covenants of the Shareholders
               7.1  Formation of the Clinic . . . . . . . . . . . . . . . . . 14
               7.2  Access  . . . . . . . . . . . . . . . . . . . . . . . . . 14
               7.3  Licenses and Permits  . . . . . . . . . . . . . . . . . . 14
               7.4  Corporate Governance. . . . . . . . . . . . . . . . . . . 14

     Section 8.     PRG Sub and PRG Conditions Precedent
               8.1  Representations and Warranties. . . . . . . . . . . . . . 15
               8.2  Covenants and Conditions. . . . . . . . . . . . . . . . . 15
               8.3  Proceedings . . . . . . . . . . . . . . . . . . . . . . . 15
               8.4  No Material Adverse Change. . . . . . . . . . . . . . . . 15
               8.5  Due Diligence Review. . . . . . . . . . . . . . . . . . . 15
               8.6  Approval by the Board of Directors  . . . . . . . . . . . 15
               8.7  Service Agreement . . . . . . . . . . . . . . . . . . . . 15
               8.8  Employment Arrangements . . . . . . . . . . . . . . . . . 15
               8.9  Consents and Approvals  . . . . . . . . . . . . . . . . . 15
               8.10 Closing Deliveries. . . . . . . . . . . . . . . . . . . . 15
               8.11 Corporate Governance. . . . . . . . . . . . . . . . . . . 15
               8.12 Debt and Receivables. . . . . . . . . . . . . . . . . . . 15
               8.13 Dissenting Shares . . . . . . . . . . . . . . . . . . . . 16
               8.14 Stock Consideration . . . . . . . . . . . . . . . . . . . 16
               8.15 No Change in Working Capital  . . . . . . . . . . . . . . 16

     Section 9.     T h e    Company's  and  the  Shareholder's  Conditions
                    Precedent
               9.1  Representations and Warranties  . . . . . . . . . . . . . 16
               9.2  Covenants and Conditions  . . . . . . . . . . . . . . . . 16
               9.3  Proceedings . . . . . . . . . . . . . . . . . . . . . . . 16
               9.4  Closing Deliveries. . . . . . . . . . . . . . . . . . . . 16
               9.5  Stock Consideration . . . . . . . . . . . . . . . . . . . 16

     Section 10.    Closing Deliveries
               10.1 Deliveries of the Company and the Shareholders  . . . . . 16
               10.2 Deliveries of PRG Sub and PRG . . . . . . . . . . . . . . 17

     Section 11. Nature and Survival of Representations and Warranties; Indemnification
               11.1 Nature and Survival . . . . . . . . . . . . . . . . . . . 18
               11.2 Indemnification by PRG Sub and PRG  . . . . . . . . . . . 18
               11.3 Indemnification by the Company and the Shareholders . . . 19
               11.4 Indemnification Procedure . . . . . . . . . . . . . . . . 19
               11.5 Certain Tax Matters . . . . . . . . . . . . . . . . . . . 20
               11.6 Right of Setoff . . . . . . . . . . . . . . . . . . . . . 20

     Section 12.    Termination

     Section 13.    Noncompetition
               13.1 Prohibited Activities . . . . . . . . . . . . . . . . . . 21
               13.2 Damages . . . . . . . . . . . . . . . . . . . . . . . . . 21
               13.3 [Intentionally Blank] . . . . . . . . . . . . . . . . . . 22
               13.4 Severability; Reformation . . . . . . . . . . . . . . . . 22
               13.5 Term  . . . . . . . . . . . . . . . . . . . . . . . . . . 22

     Section 14.    Nondisclosure of Confidential Information

     Section 15.    Investment Representations. . . . . . . . . . . . . . . . 23

     Section 16.    Miscellaneous
               16.1 Notices . . . . . . . . . . . . . . . . . . . . . . . . . 23
               16.2 Further Assurances  . . . . . . . . . . . . . . . . . . . 24
               16.3 Each Party to Bear Costs  . . . . . . . . . . . . . . . . 24
               16.4 Public Disclosures  . . . . . . . . . . . . . . . . . . . 24
               16.5 GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . . 24
               16.6 Captions  . . . . . . . . . . . . . . . . . . . . . . . . 24
               16.7 Integration of Exhibits . . . . . . . . . . . . . . . . . 24
               16.8 ENTIRE AGREEMENT/AMENDMENT  . . . . . . . . . . . . . . . 24
               16.9 Counterparts  . . . . . . . . . . . . . . . . . . . . . . 24
               16.10 Binding Effect/Assignment  . . . . . . . . . . . . . . . 24
               16.11 No Rule of Construction  . . . . . . . . . . . . . . . . 24
               16.12 Costs of Enforcement . . . . . . . . . . . . . . . . . . 24
               16.13 Amendments; Waivers  . . . . . . . . . . . . . . . . . . 25
               16.14 Choice of Forum  . . . . . . . . . . . . . . . . . . . . 25
               16.15 Service of Process . . . . . . . . . . . . . . . . . . . 25
               16.16 Severability . . . . . . . . . . . . . . . . . . . . . . 25

                           AGREEMENT AND PLAN OF REORGANIZATION


     This AGREEMENT AND PLAN OF REORGANIZATION, made and executed as of the 30th day of October, 1996, is by and among PRG GR ACQ. CORP., an Illinois corporation ("PRG Sub"); PHYSICIANS RESOURCE GROUP, INC., a Delaware corporation ("PRG"); OPHTHALMOLOGICAL ASSOCIATES, LTD., an Illinois medical corporation (the Company"), and MORTON R. GREEN, M.D., KENNETH O. GREEN, M.D. and STEPHEN R. WALTMAN, M.D., all i n d i vidual residents of the State of Illinois (individually "Shareholder," and collectively "Shareholders").


                              WITNESSETH:

     WHEREAS, the Company operates an ophthalmology practice in Belleville, Illinois;

     WHEREAS, Shareholders are the only shareholders of the Company;

     WHEREAS, PRG Sub is engaged in the business of acquiring the assets of and managing non-medical aspects of ophthalmology practices and is a wholly-owned subsidiary of PRG; and

     WHEREAS, the Boards of Directors of each of the Company, PRG and PRG Sub have determined that a business combination between the parties is in the best interests of their respective companies and stockholders and accordingly have agreed to effect the Merger (hereinafter defined) upon the terms and conditions set forth herein;

     WHEREAS, it is intended that for federal income tax purposes the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:


Section 1.     The Merger.

     The Merger of PRG Sub with and into the Company shall occur on the 30th day of October, 1996 ("Closing Date"), unless another date is mutually agreed upon among the parties hereto, shall be based on the respective representations, warranties and agreements of the parties hereto, and shall be subject to the terms and conditions herein stated.

     1.1 Merger of PRG Sub into the Company. On the Closing Date, PRG Sub shall be merged with and into the Company in accordance with this Agreement and the separate corporate existence of PRG Sub shall thereupon cease (the "Merger"). The Merger is intended to be a "tax-free reorganization" pursuant to Section 368(a) of the Code and the p a rties hereto shall not report the transaction in a manner inconsistent therewith or otherwise take any action that would prevent the Merger from qualifying as such; provided, however, that the actual tax effect of the transactions contemplated by this Agreement is not a condition precedent to the closing of the transactions contemplated hereby and no party hereto makes or has made any representation,
w a r ranty or covenant to any other party hereto as to such qualification. The Company shall be the surviving corporation in the Merger (in such capacity, hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Illinois and the separate corporate existence of Surviving Corporation with all its rights, privileges, powers, immunities, purposes and franchises shall continue unaffected by the Merger, except as set forth herein. The Merger shall have the effects specified in the Illinois Business Corporation Law.

     1.2 Merger Certificates. If all conditions to the Merger set forth herein have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated pursuant to the terms hereof, the parties hereto shall cause to be properly executed and filed on the Closing Date a Certificate of Merger meeting the requirements of the Illinois Business Corporation Law. The Merger shall be effective on the Closing Date notwithstanding the date of the filing of the Certificate of Merger.

     1.3 A r t i cles of Incorporation of Surviving Corporation. Effective on the Closing Date, the Certificate of Incorporation of PRG S u b shall be the Articles of Incorporation of the Surviving Corporation and to the extent the foregoing is not permitted by law, the Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of the Company and shall immediately be amended to contain the terms and provisions of the Articles of Incorporation of PRG Sub.

     1.4 Bylaws of the Surviving Corporation. The Bylaws of PRG Sub on the Closing Date shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with their terms.

     1.5 Directors of the Surviving Corporation. The persons who are directors of PRG Sub immediately prior to the Closing Date shall, from and after the Closing Date, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

     1.6 Officers of the Surviving Corporation. The persons who are officers of PRG Sub immediately prior to the Closing Date shall, from and after the Closing Date, be the officers of the Surviving Corporation and shall hold their same respective office(s) until their earlier death, resignation or removal.

     1.7  C o nversion  of  Company  Common  Stock.    The  manner  of
converting shares of the Company in the Merger shall be as follows:

          (a) As a result of the Merger and without any action on the part of the holder thereof, all shares of Company common stock issued and outstanding on the Closing Date shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company common stock shall thereafter cease to have any rights with respect to such shares of Company common stock, except the right to receive, without interest, the consideration specified in Annex I attached hereto (in the aggregate, the "Merger Consideration").

          (b) Each share of Company common stock held in the Company's treasury, if any, on the Closing Date, by virtue of the Merger, shall cease to be outstanding and shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

          (c) On the Closing Date, each share of PRG Sub common stock issued and outstanding as of the Closing Date shall be surrendered in exchange for a share of validly issued, fully paid and nonassessable share of common stock of Surviving Corporation.

     1.8  Exchange  of  Certificates  Representing  Shares  of Company
Common Stock.

          (a) At or after the Closing Date, (i) the Shareholders, as the holders of all outstanding certificates representing shares of Company common stock, shall, upon surrender of such certificates, be entitled to receive the Merger Consideration and (ii) until the certificates representing Company common stock have been surrendered by Shareholders and replaced by certificates representing PRG common stock, or until the certificates of PRG common stock are received by Shareholders, whichever is first, the certificates for Company common stock shall, for all purposes, be deemed to evidence ownership of PRG common stock.

          (b) The Shareholders shall deliver to PRG on the Closing Date the certificates representing Company common stock owned by them, duly endorsed in blank by the Shareholders, or accompanied by blank stock powers, with signatures guaranteed by a national bank, and with all necessary transfer tax and other revenue stamps, acquired at the Shareholders' expense, affixed and cancelled. The Shareholders agree to cure any deficiencies with respect to the endorsement of the certificates or other documents of conveyance with respect to such Company common stock or with respect to the stock powers accompanying any Company common stock. Upon such delivery, the Shareholder shall be entitled to receive in exchange therefor a certificate representing that number of shares of PRG common stock and the amount of any cash such Shareholder is entitled to receive pursuant to Sections 1.7 hereof, after giving effect to any required tax withholdings.

          (c) Notwithstanding Section 1.7 or any other provision of this Section 1.8, no fractional shares of PRG common stock will be issued.

     1.9 Subsequent Actions. If, at any time after the Closing Date, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or PRG Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, and to effect the cancellation of all outstanding shares of Company common stock in return for the consideration set forth in this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, each Shareholder and PRG Sub or otherwise, to carry out all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Company and PRG Sub or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.


Section 2. Representations and Warranties of the Company and the Shareholders.

     The Company and the Shareholders, jointly and severally, hereby represent and warrant to PRG Sub and PRG as follows:

     2.1 Corporate Existence; Good Standing. The Company is a professional corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. The Company has all necessary corporate powers to own all of its assets and to carry on its business as such business is now being conducted. The Company does not own stock in or control, directly or indirectly, any other corporation, association or business organization, nor is the Company a party to any joint venture or partnership. The shareholders are the sole shareholders of the Company and own all outstanding shares of capital stock free of all security interests, claims, encumbrances and liens in the amounts set forth on Exhibit 2.1. Each share of Company common stock has been legally and validly issued and fully paid and nonassessable. No shares of capital stock of the Company are owned by the Company in treasury. There are no outstanding (a) bonds, debentures, notes or other obligations the holders of which have the right to vote with the stockholders of the Company on any matter, (b) securities of the Company convertible into equity interests in the Company, or (c) commitments, options, rights or warrants to issue any such equity interests in the Company, to issue securities of the Company convertible into such equity interests, or to redeem any securities of the Company. No shares of capital stock of the Company have been issued or disposed of in violation of the preemptive rights, rights of first refusal or similar rights of any of the Company's stockholders. The Company is not required to qualify to do business as a foreign corporation in any other state or jurisdiction by reason of its business, properties or activities in or relating to such other state or jurisdiction. The Company does not have any assets, employees or offices in any state other than Illinois.

     2.2 Power and Authority for Transactions. The Company has the corporate power to execute, deliver and perform this Agreement and all agreements and other documents executed and delivered by it pursuant to this Agreement or to be executed and delivered on the Closing Date, a n d has taken all action required by law, its Articles of Incorporation, its Bylaws or otherwise, to authorize the execution, delivery and performance of this Agreement and such related documents. Each Shareholder has the legal capacity to enter into and perform this Agreement and the other agreements to be executed and delivered in connection herewith. The Company has obtained the approval of its stockholders necessary to the consummation of the transactions contemplated herein. This Agreement and all agreements and documents executed and delivered in connection herewith have been, or will be as of the Closing Date, duly executed and delivered by the Company and the Shareholders, as appropriate, and constitute or will constitute the legal, valid and binding obligations of the Company and the Shareholders, enforceable against the Company and the Shareholders in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies. The execution and delivery of this Agreement, and the agreements executed and delivered pursuant to this Agreement or to be executed and delivered on the Closing Date, do not, and, subject to the receipt of consents described on Exhibit 2.5, the consummation of the actions contemplated hereby will not, violate any provision of the Articles of Incorporation or Bylaws of the Company or any provisions of, or result in the acceleration of, any obligation under any mortgage, lien, lease, agreement, rent, instrument, order, arbitration award, judgment or decree to which the Company or any Shareholder is a party or by which the Company or any Shareholder is bound, or violate any material restrictions of any kind to which the Company is subject, or result in any lien or encumbrance on any of the Company's assets.

     2.3 Permits, Licenses and Governmental Authorizations. All building or other permits, certificates of occupancy, concessions, g r a nts, franchises, licenses, certificates of need and other governmental authorizations and approvals required to be maintained by the Company, the Shareholders and each physician or licensed employee of the Company have been duly obtained and are in full force and effect and are described on Exhibit 2.3. There are no proceedings pending or, to the knowledge of the Company and the Shareholders, threatened, which may result in the revocation, cancellation or suspension, or any adverse modification, of any thereof.

     2.4 Corporate Records. True and correct copies of the Articles of Incorporation, Bylaws and minutes of the Company and all amendments thereto of the Company have been delivered to PRG Sub. The minute books of the Company contain all accurate minutes of the meetings of and consents to actions taken without meetings of the Board of Directors and stockholders of the Company since its formation. The books of account of the Company have been kept accurately in the ordinary course of business and the revenues, expenses, assets and liabilities of the Company have been properly recorded in such books.

     2.5 Consents. Except as set forth on Exhibit 2.5, no consent, authorization, permit, license or filing with any governmental authority, any lender, lessor, any manufacturer or supplier or any other person or entity is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement and the agreements and documents contemplated hereby on the part of the Company or the Shareholders.

     2.6 The Company's Financial Information. The Company has heretofore furnished PRG Sub with copies of financial information ("Financial Statements") about the Company as set forth on Exhibit 2.6 attached hereto, including the unaudited Balance Sheet ("Balance Sheet") as of May 31, 1996 ( Balance Sheet Date ). All such financial statements have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods indicated, reflect all liabilities of the Company, including all contingent liabilities of the Company, as of their respective dates, and present fairly the financial position of the Company as of such dates and the results of operations and cash flows for the period or periods reflected therein.

     2.7 Leases. Exhibit 2.7 attached hereto sets forth a list of all leases pursuant to which the Company leases, as lessor or lessee, real or personal property used in operating the business of the Company or otherwise. All such leases listed on Exhibit 2.7 are valid and enforceable in accordance with their respective terms, and there is not under any such lease any existing default by the Company, as lessor or lessee, or any condition or event of which the Company or any Shareholder has knowledge which with notice or lapse of time, or both, would constitute a default, in respect of which the Company has not taken adequate steps to cure such default or to prevent a default from occurring.

     2.8 Condition of Assets. All of the plants, structures and equipment used by the Company in its business are in good condition and repair subject to normal wear and tear and conform with all applicable ordinances, regulations and other laws, and the Company and the Shareholders have no knowledge of any latent defects therein.

     2.9 Title to and Encumbrances on Property. A description of all interests in real and personal property owned by the Company is set forth on Exhibit 2.9. The Company has good, valid and marketable title to all of its personal and real property, free and clear of any liens, claims, charges, exceptions or encumbrances, except for those, if any, which are set forth in Exhibit 2.9 attached hereto. The real and personal property described on Exhibit 2.9 and Exhibit 2.7 constitute the only real and personal property used in the conduct of the Company's business. Upon consummation of the transactions contemplated hereby, such interest in real and personal property shall be free and clear of all liens, security interests, claims and encumbrances and evidence of such releases of liens and claims shall be provided to PRG Sub on the Closing Date.

     2.10 Inventories. All inventories of the Company used in the conduct of its business are reflected on the Balance Sheet in accordance with generally accepted accounting principles consistently applied. The items of the Company's inventory have been acquired in the ordinary course of its business, are adequate for the reasonable requirements of its business, and, to the best knowledge of the Company and the Shareholders, may be used for their intended purposes. All of the inventory owned or used by the Company is in good, current, standard and merchantable condition and is not obsolete or defective.

     2.11 Intellectual Property Rights; Names.  Except as set forth on
Exhibit 2.11, the Company has no right, title or interest in or to patents, patent rights, corporate names, assumed names, manufacturing p r ocesses, trade names, trademarks, service marks, inventions, specialized treatment protocols, copyrights, formulas and trade secrets or similar items and such items are the only such items necessary for the conduct of its business. Set forth in Exhibit 2.11 is a listing of all names of all predecessor companies of the Company, including the names of any entities from whom the Company previously acquired significant assets. Except for off-the-shelf software licenses and except as set forth on Exhibit 2.11, the Company is not a licensee in respect of any patents, trademarks, service marks, trade n a m e s, copyrights or applications therefor, or manufacturing processes, formulas or trade secrets or similar items and no such licenses are necessary for the conduct of its business. No claim is pending or has been made to the effect that the present or past operations of the Company infringe upon or conflict with the asserted rights of others to any patents, patent rights, manufacturing p r ocesses, trade names, trademarks, service marks, inventions, licenses, specialized treatment protocols, copyrights, formulas, know-how and trade secrets. The Company has the sole and exclusive right to use all such proprietary rights without infringing or violating the rights of any third parties and no consents of any third parties are required for the use thereof by the Surviving Corporation.

     2.12 Directors and Officers; Payroll Information; Employees. Set forth on Exhibit 2.12 attached hereto is a true and complete list, as of the date of this Agreement of: (a) the name of each director and officer of the Company and the offices held by each, (b) the most recent payroll report of the Company, showing all current employees of the Company and their current levels of compensation, (c) promised increases in compensation of employees of the Company that have not yet been effected, (d) oral or written employment agreements or independent contractor agreements (and all amendments thereto) to which the Company is a party, copies of which have been delivered to PRG Sub, and (e) all employee manuals, materials, policies, procedures and work-related rules, copies of which have been delivered to PRG Sub. The Company is in compliance with all applicable laws, rules, regulations and ordinances respecting employment and employment practices. The Company has not engaged in any unfair labor practice. There are no unfair labor practices charges or complaints pending or threatened against the Company, and the Company has never been a party to any agreement with any union, labor organization or collective bargaining unit.

     2.13 Legal Proceedings. Other than as would not have a material a d v erse effect, neither the Company nor any Shareholder nor outstanding shares of the Company's stock nor any of the Company's assets is subject to any pending, nor does the Company or any Shareholder have knowledge of any threatened, litigation, governmental investigation, condemnation or other proceeding against or relating to or affecting the Company, any Shareholder, the outstanding shares of the Company's stock, any of the assets of the Company, the operations, business or prospects of the Company or the transactions contemplated by this Agreement, and, to the knowledge of the Company and the Shareholders, no basis for any such action exists, nor is there any legal impediment of which the Company or any Shareholder has knowledge to the continued operation of its business in the ordinary course, subject to consents set forth on Exhibit 2.5.

     2.14 Contracts. The Company has delivered to PRG Sub true copies of all written, and disclosed to PRG Sub all oral, outstanding contracts, obligations and commitments of the Company ("Contracts"), all of which are listed or incorporated by reference on Exhibit 2.7
(in the case of leases), Exhibit 2.12 (in the case of employment agreements) and Exhibit 2.14 (in the case of Contracts other than leases) attached hereto. Except as otherwise indicated on such Exhibits, all of such Contracts are valid, binding and enforceable in accordance with their terms and are in full force and effect, and no defenses, offsets or counterclaims have been asserted or may be made by any party thereto. Except as indicated on such Exhibits, there is not under any such Contract any existing default by the Company, or any condition or event of which the Company or any Shareholder has knowledge which with notice or lapse of time, or both, would constitute a default. The Company and the Shareholders have no knowledge of any default by any other party to such Contracts. Neither the Company nor the Shareholders have received notice of the intention of any party to any Contract to cancel or terminate any Contract and have no reason to believe that any amendment or change to any Contract is contemplated by any party thereto. Other than those contracts, obligations and commitments of the Company listed on
Exhibit 2.7, Exhibit 2.12 and Exhibit 2.14, the Company is not a party to any material written or oral agreement contract, lease or arrangement, including any:

          (a) Contract related to the sale of any assets of the Company not made in the ordinary course of business other than this Agreement;

          (b) Employment, consulting or compensation agreement or arrangement;

          (c)  Labor or collective bargaining agreement;

          (d) Lease agreement with respect to any property, whether as lessor or lessee;

          (e) Deed, bill of sale or other document evidencing an interest in or agreement to purchase or sell real or personal property;

          (f) Contract for the purchase of materials, supplies or equipment (i) which is in excess of the requirements of its business now booked or for normal operating inventories, or (ii) which is not terminable upon notice of thirty (30) days or less;

          (g) Agreement for the purchase from a supplier of all or substantially all of the requirements of the Company of a particular product or service;

          (h) Loan agreement or other contract for money borrowed or lent or to be borrowed or lent to another;

          (i)  Contracts containing non-competition covenants; or

          (j) Other contracts or agreements that involve either an unperformed commitment in excess of $1,000 or that terminate or can only be terminated by the Company on more than 30 days after the date hereof.

     2.15 Subsequent  Events.   The Company has not, since the Balance
Sheet Date:

          (a) Incurred any material obligation or liability (absolute, accrued, contingent or otherwise) or entered into any contract, lease, license or commitment, except in connection with the performance of this Agreement, other than in the ordinary course of business or incurred any indebtedness;

          (b) D i s c h arged or satisfied any material lien or encumbrance, or paid or satisfied any material obligation or liability ( a b s olute, accrued, contingent or otherwise) other than (i) l i abilities shown or reflected on the Balance Sheet or (ii) liabilities incurred since the Balance Sheet Date in the ordinary course of business;

          (c) Formed or acquired or disposed of any interest in any corporation, partnership, joint venture or other entity;

          (d) Made any payments to or loaned any money to any person or entity other than in the ordinary course of business;

          (e) Lost or terminated any employee, patient, customer or supplier that has, individually or in the aggregate, a material adverse effect on its business;

          (f) Increased or established any reserve for taxes or any other liability on its books or otherwise provided therefor, except as may have been required due to income or operations of the Company since the Balance Sheet Date;

          (g) Mortgaged, pledged or subjected to any lien, charge or other encumbrance any of the assets of the Company, tangible or intangible;

          (h) Sold or contracted to sell or transferred or contracted to transfer any of the assets used in the conduct of the Company's business or cancelled any debts or claims or waived any rights, except in the ordinary course of business;

          (i) Except in the ordinary course or business consistent with past practices, granted any increase in the rates of pay of employees, consultants or agents, or by means of any bonus or pension plan, contract or other commitment, increased the compensation of any officer, employee, consultant or agent;

          (j) Authorized or incurred any capital expenditures in excess of Five Thousand and No/100 Dollars ($5,000.00);

          (k) Except for this Agreement and any other agreement executed and delivered pursuant to this Agreement, entered into any material transaction other than in the ordinary course of business or permitted hereunder;

          (l) Redeemed, purchased, sold or issued any stock, bonds or other securities;

          (m) Experienced damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting any of its properties, assets or business, or experienced any other material a d verse change in its financial condition, assets, prospects, liabilities or business;

          (n) Declared or paid a distribution, payment or dividend of any kind on the capital stock of the Company;

          (o) Repurchased, approved any repurchase or agreed to repurchase any of the Company's capital stock; or

          (p) Suffered any material adverse change in the business of the Company or to the assets of the Company.

     2.16 Accounts Receivable/Payable. The Balance Sheet reflects the amount, as of the Balance Sheet Date and determined in conformity with generally accepted accounting principles and the past practices employed by the Company, of the Company s (i) accounts receivable, net of allowances for uncollectible and doubtful amounts ( Accounts Receivable ) and (ii) current accounts payable and current accrued liabilities (other than the current portion of long-term debt) ( Accounts Payable ). Exhibit 2.16 contains a true and accurate (i) statement of Accounts Receivable, (ii) statement of all Accounts Payable and (iii) statement of the working capital ( Working Capital ) of the Company as of the Balance Sheet Date. The Company maintains its accounting records in sufficient detail to substantiate the accounts receivable reflected on the Balance Sheet and has given and will give to PRG Sub full and complete access to those records, including the right to make copies therefrom. Since the Balance Sheet Date, the Company has not changed any principle or practice with respect to the recordation of accounts receivable or the calculation of reserves therefor, or any material collection, discount or write-off policy or procedure. Accounts Receivable are recorded in amounts estimated to be net of contractual allowances related to third-party payor arrangements. The Company is in substantial compliance with the terms and conditions of such third-party payor arrangements, and the reserves established by the Company are adequate to cover any liability resulting from lack of compliance. Following Closing, the administration of the collection of Accounts Receivable and the payment of Accounts Payable shall be as set forth in Section 7.3(c) of the Service Agreement.

     2.17 Taxes. The Company has filed all tax returns (including tax reports and other statements) required to be filed by it, and made all payments of taxes (including any interest, penalty or addition thereto) required to be made by it, on or before the date of this Agreement, with respect to income taxes, real and personal property taxes, sales taxes, use taxes, employment taxes, excise taxes and other taxes. All such tax returns are complete and accurate in all respects and properly reflect the relevant taxes for the periods covered thereby. The Company has no tax liability, except for real and personal property taxes for the current period not yet due and payable and sales, use, employment and similar taxes for periods as to which such taxes have not yet become due and payable. The unpaid taxes of the Company did not, as of the Balance Sheet Date, exceed the reserve for taxes (rather than any reserve for deferred taxes established to reflect timing differences between book and taxable income) set forth on the face of the Balance Sheet (rather than in any notes thereto), as adjusted for the passage of time through the Closing Date (in accordance with the past custom and practice of the Company). The Company and the Shareholders have not received any notice that any tax deficiency or delinquency has been asserted against the Company. There are no audits relating to taxes of the Company threatened, pending or in process. The Company is not currently the beneficiary of any waiver of any statute of limitations in respect of taxes nor of any extension of time within which to file any tax return or to pay any tax assessment or deficiency. There are no liens or encumbrances relating to taxes on or threatened against any of the assets of the Company. The Company has withheld and paid all taxes required by law to have been withheld and paid by it. Neither the Company nor any predecessor of the Company is or has been a party to any tax allocation or sharing agreement or a member of an affiliated group of corporations filing a consolidated federal income tax return. The Company has delivered to PRG Sub correct and complete copies of the Company's three most recently filed annual state and federal income tax returns, together with all examination reports and statements of deficiencies assessed against or agreed to by the Company during the three calendar year period preceding the date of this Agreement. The Company has neither made any payments, is obligated to make any payments, or is a party to any agreement that under any circumstance could obligate it to make any payments that will not be deductible under Code section 280G.

     2.18 Liabilities; Debt. Except to the extent reflected or reserved against on the Balance Sheet, the Company did not have, as of the Balance Sheet Date, and has not incurred since that date and will not have occurred as of the Closing Date, any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, other than those incurred in the ordinary course of business. The Company and the Shareholders do not know, or have reasonable grounds to know, of any basis for the assertion against the Company as of the Balance Sheet Date, of any claim or liability of any nature in any amount not fully reflected or reserved against on the Balance Sheet, or of any claim or liability of any nature arising since that date other than those incurred in the ordinary course of business or contemplated by this Agreement. All indebtedness of the Company (including without limitation, i n debtedness for borrowed money, guaranties and capital lease obligations) is described on Exhibit 2.18 attached hereto.

     2.19 Insurance Policies. The Company, each Shareholder and each physician employee of the Company carries property, liability, malpractice, workers' compensation and such other types of insurance as is customary in the industry. Valid and enforceable policies in such amounts are outstanding and duly in force and will remain duly in force through the Closing Date. All such policies are described in
Exhibit 2.19 attached hereto and true and correct copies have been delivered to PRG Sub. Neither the Company nor any Shareholder has received notice or other communication from the issuer of any such insurance policy cancelling or amending such policy or threatening to do so. Neither the Company, nor each Shareholder nor any physician employee of the Company has any outstanding claims, settlements or premiums owed against any insurance policy.

     2.20 Employee Benefit Plans. Except as set forth on Exhibit 2.20 attached hereto, the Company has neither established, nor maintains, nor is obligated to make contributions to or under or otherwise participate in, (a) any bonus or other type of compensation or employment plan, program, agreement, policy, commitment, contract or arrangement (whether or not set forth in a written document); (b) any p e nsion, profit-sharing, retirement or other plan, program or arrangement; or (c) any other employee benefit plan, fund or program, including, but not limited to, those described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). All such plans listed on Exhibit 2.20 (individually "Company Plan," and collectively "Company Plans") have been operated and administered in all material respects in accordance with all applicable laws, rules and regulations, including without limitation, ERISA, the Internal Revenue Code of 1986, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, and the related rules and regulations adopted by those federal agencies responsible for the administration of such laws. No act or failure to act by the Company has resulted in a "prohibited transaction" (as defined in ERISA) with respect to the Company Plans. No "reportable event" (as defined in ERISA) has occurred with respect to any of the Company Plans. The Company has not previously made, is not currently making, and is not obligated in any way to make, any contributions to any multiemployer plan within the meaning of the Multi-Employer Pension Plan Amendments Act of 1980. With respect to each Company Plan, either (i) the value of plan assets (including commitments under insurance contracts) is at least equal to the value of plan liabilities or (ii) the value of plan liabilities in excess of plan assets is disclosed on the Balance Sheet, all as of the Closing Date.

     2.21 Adverse Agreements. The Company is not, and will not be as of the Closing Date, a party to any agreement or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, rule or regulation that materially and adversely affects the condition (financial or otherwise), operations, assets, liabilities, business or prospects of the Company.

     2.22 C o mpliance with Laws in General. The Company, the Shareholders and Company's physician and licensed employees have complied with all applicable laws, rules, regulations and licensing requirements, including, without limitation, the Federal Environmental Protection Act, the Occupational Safety and Health Act, the Americans with Disabilities Act and any environmental laws and medical waste laws, and there exist no violations by the Company, any Shareholder or any physician or licensed employee of the Company of any federal, state or local law or regulation. Neither the Company nor any Shareholder has received any notice of a violation of any federal, state and local laws, regulations and ordinances relating to the operations of the business and assets of the Company and no notice of any pending inspection or violation of any such law, regulation or ordinance has been received by the Company or any Shareholder.

     2.23 M e d icare and Medicaid Programs. The Company, each Shareholder and each physician and licensed employee of the Company is qualified for participation in the Medicare and Medicaid programs and is party to provider agreements for such programs which are in full force and effect with no defaults having occurred thereunder. The Company, each Shareholder and each physician and licensed employee of the Company has timely filed all claims or other reports required to be filed with respect to the purchase of services by third-party payors, and all such claims or reports are complete and accurate, and has no liability to any payor with respect thereto. There are no pending appeals, overpayment determinations, adjustments, challenges, audit, litigation or notices of intent to open Medicare or Medicaid claim determinations or other reports required to be filed by the Company, each Shareholder and each licensed employee of the Company. Neither the Company, nor any Shareholder, nor any physician or licensed employee of the Company has been convicted of, or pled guilty or nolo contendere to, patient abuse or negligence, or any other Medicare or Medicaid program related offense and none has committed any offense which may serve as the basis for suspension or exclusion from the Medicare and Medicaid programs.

     2.24 Fraud  and  Abuse.   Other than as would not have a material
adverse effect, the Company, the Shareholders and all persons and entities providing professional services for the Company's business have not, to the knowledge of the Company and the Shareholders, engaged in any activities which are prohibited under Section 1320a-7b or Section
1395nn  of  Title  42  of  the  United  States Code or the regulations
promulgated   thereunder,  or  related  state  or  local  statutes  or
regulations, or which are prohibited by rules of professional conduct, including, but not limited to, the following: (a) knowingly and
willfully   making  or  causing  to  be  made  a  false  statement  or representation of a material fact in any application for any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (c) any failure by a claimant to disclose knowledge of the occurrence of any event affecting the initial or continued right to any benefit or payment on
its   own  behalf  or  on  behalf  of  another,  with  the  intent  to fraudulently secure such benefit or payment; and (d) knowingly and willfully soliciting or receiving any remuneration (including any
kickback,   bribe  or  rebate)  directly  or  indirectly,  overtly  or covertly, in cash or in kind, or offering to pay or receive such remuneration (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (ii) in return for purchasing, leasing or ordering or arranging for, or recommending, purchasing, leasing or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid, or (e) referring a patient for designated health services to or providing designated health services to a patient upon referral from an entity or person with which the physician or an immediate family member has a financial relationship, and to which no exception under Section 1395nn of Title 42 of the United States Code applies.

     2.25 No Untrue Representations. No representation or warranty by the Company or any Shareholder in this Agreement, and no Exhibit or certificate issued or executed by, or information furnished by, officers or directors of the Company or any Shareholder and furnished or to be furnished to PRG Sub or PRG pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact known to be untrue by the Company or any Shareholder, or omits or will omit to state a material fact necessary to make the statements or facts contained therein not misleading.

     2.26 A c credited  Investor  Status.    Each  Shareholder  is  an
"accredited investor" as defined in Rule 501(a) under the Securities Act of 1933, as amended (the "Securities Act").

     2.27 Distributions and Repurchases. No distribution, payment or dividend of any kind has been declared or paid by the Company on any of its capital stock since the Balance Sheet Date. No repurchase of any of the Company's capital stock has been approved, effected or is pending, or is contemplated by the Board of Directors of the Company.

     2.28 Suppliers. Set forth in Exhibit 2.28 is a complete and accurate list of the ten (10) largest suppliers of the Company in terms of dollar volume of transactions for the last fiscal year and the current fiscal year to date, showing, with respect to each, the name, address and aggregate dollar volume of purchases from such supplier.

     2.29 Banking Relations. Set forth in Exhibit 2.29 is a complete and accurate list of all arrangements that the Company has with any bank or other financial institution, indicating with respect to each relationship the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the person or persons authorized in respect thereof.

     2.30 Ownership Interests of Interested Persons; Competitors. Except as set forth in Exhibit 2.30, no officer, employee, director or stockholder of the Company, or their respective spouses, children or affiliates, owns directly or indirectly, on an individual or joint basis, any interest in, has a compensation or other financial arrangement with, or serves as an officer or director of, any customer or supplier or competitor of the Company or any organization that has a material contract or arrangement with the Company. Neither the Company, nor any of its directors, officers, employees, consultants or the Shareholders nor any affiliate of such person is, or within the last three years was, a party to any contract, lease, agreement or arrangement, including, but not limited to, any joint venture or consulting agreement with any physician, hospital, pharmacy, home health agency or other person or entity which is in a position to make or influence referrals to, or otherwise generate business for, the Company or to provide services, lease space, lease equipment or engage in any other venture or activity with the Company except as set forth on Exhibit 2.30.

     2.31 Payors. Exhibit 2.31 sets forth a true, complete and correct list of the names and addresses of each payor of the Company's services which accounted for more than 10% of revenues of the Company in the preceding fiscal year. The Company has good relations with all such payors and other material payors of the Company and none of such payors has notified the Company that it intends to discontinue its relationship with the Company or to deny any claims submitted to such payor for payment.


Section 3.     Representations and Warranties of PRG Sub and PRG.

     PRG Sub and PRG hereby represent and warrant to the Company and the Shareholders as follows:

     3.1 Corporate Existence: Good Standing. PRG and PRG Sub are corporations duly organized and existing and in good standing under the laws of the State of Delaware and Illinois, respectively..

     3.2 Power and Authority. Each of PRG Sub and PRG has corporate power to execute, deliver and perform this Agreement and all agreements and other documents executed and delivered by it pursuant to this Agreement, and has taken all actions required by law, its Certificate or Articles of Incorporation, its Bylaws or otherwise, to authorize the execution, delivery and performance of this Agreement and such related documents. The execution and delivery of this Agreement and the agreements related hereto executed and delivered pursuant to this Agreement do not and, subject to the receipt of consents to assignments of leases and other contracts where required a n d the receipt of regulatory approvals where required, the consummation of the transactions contemplated hereby will not, violate any provision of the Certificate or Articles of Incorporation or Bylaws of either PRG Sub or PRG or any provisions of, or result in the acceleration of, any obligation under any mortgage, lien, lease, agreement instrument, order, arbitration award, judgment or decree to which PRG Sub or PRG is a party or by which either of them is bound, or violate any restrictions of any kind to which PRG Sub or PRG is subject.

     3.3 Capital Stock. All of the outstanding shares of the common stock of PRG Sub are or will be as of the Closing Date validly issued, fully paid and nonassessable and are or will be as of the Closing Date owned directly by PRG, free and clear of all liens, claims and encumbrances. The issuance and delivery by PRG of shares of the common stock of PRG in connection with the Merger will be as of the Closing Date duly and validly authorized by all necessary corporate action on the part of PRG. The shares of PRG common stock to be issued in connection with the Merger, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable.

     3.4 No Untrue Representations. No representation or warranty by PRG Sub or PRG in this Agreement, and no Exhibit or certificate issued by officers or directors of PRG Sub or PRG and furnished or to be furnished to the Company or the Shareholders pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact known to be untrue by PRG or PRG Sub, or omits or will omit to state a material fact necessary to make the statements or facts contained therein not misleading.

     3.5 Legal Proceedings. Other than as would not have a material adverse effect, neither PRG or PRG Sub nor any of said companies assets are subject to any pending, nor does PRG or PRG Sub have knowledge of any threatened, litigation, governmental investigation, condemnation or other proceeding against or relating to or affecting PRG or PRG Sub or any of the assets of either, the operations, business or prospects of either, or the transactions contemplated by this agreement, and, to the knowledge of PRG and PRG Sub, no basis for any such action exists, nor is there any legal impediment to which PRG or PRG Sub had knowledge to the continued operation of their business in the ordinary course.

     3.6 Fraud and Abuse. Other than as would not have a material adverse effect, PRG and PRG Sub have not, to their knowledge, engaged in any activities which are prohibited under Section 1320a-7b or
Section 1395nn of Title 42 of the United States Code or the regulations promulgated thereunder, or related state or local statutes or regulations, which are prohibited by Rules of Professional Conduct, including but not limited to, the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or representation of the material fact for use in determining rights to any benefit or payment; (c) any failure by a claimant to disclose knowledge of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with the intent to fraudulently secure benefit or payment; and (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate) directly or indirectly, overtly or covertly, in cash or in kind, or offering to pay or receive such remuneration (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (ii) in return for purchasing, leasing or ordering or arranging for, or recommending, purchasing, leasing or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid, or (e) referring a patient for designated health services to or providing designated health services to a patient upon referral from an entity or person with which the physician or an immediate family member has a financial relationship, and to which no exception under Section 1395nn of Title 42 of the United States Code applies.

     3.7 Absence of Litigation. No action or proceeding by or before any court or other governmental body has been instituted or is, to the best of PRG and PRG Sub s knowledge, threatened with respect to the transactions contemplated by this agreement, or which would materially and adversely affect the value of the shares of PRG stock.


Section 4.     Closing  Date  Representations  and  Warranties  of the
Shareholders.

     The Shareholders, jointly and severally, represent and warrant that the following will be true and correct as of the Closing Date as if made on such date:

     4.1 Corporate Existence and Good Standing of the Clinic. Green W a ltman Eye Institute, Ltd. of Illinois, an Illinois medical corporation (the "Clinic") is a medical corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. The Clinic has all necessary corporate power to own all of its assets and to carry on its business as such business is now being conducted. The Shareholders are the sole shareholders of the Clinic and own such interests free of all security interests, claims, encumbrances and liens in the amounts set forth on Exhibit 4.1. Each interest of the Clinic has been legally and validly issued and fully paid and nonassessable. There are no outstanding (a) bonds, debentures, notes or other obligations the holders of which have the right to vote with the shareholders of the Clinic on any matter, (b) securities of the Clinic convertible into equity interests in the Clinic, or (c) commitments, options, rights or warrants to issue any such equity interests in the Clinic, to issue securities of the Clinic convertible into such equity interests, or to redeem any securities of the Clinic. No interests of the Clinic have been issued or disposed of in violation of the preemptive rights, rights of first refusal or similar rights of any of the Clinic's shareholders. The Clinic is not required to qualify to do business as a foreign entity in any other state or jurisdiction by reason of its business, properties or activities in or relating to such other state or jurisdiction. The Clinic does not have any assets, employees or offices in any state other than Illinois.

     4.2 Corporate Records. True and correct copies of the Articles of Incorporation, Bylaws and minutes of the Clinic and all amendments thereto of the Clinic have been delivered to PRG and are in form and substance satisfactory to PRG and PRG Sub. The minute books of the Clinic contain all accurate minutes of the meetings of and consents to actions taken without meetings of the directors of the Clinic since its formation. The books of account of the Clinic have been kept accurately in the ordinary course of business and the revenues, expenses, assets and liabilities of the Clinic have been properly recorded in such books.

     4.3 Power and Authority for Transactions. The Clinic has the corporate power to execute, deliver and perform its obligations under all agreements and other documents to be executed and delivered by it pursuant to this Agreement, including without limitation, the Service Agreement and each Employment Agreement or to be executed and delivered on the Closing Date, and has taken all action required by law, its Articles of Incorporation, its Bylaws or otherwise, to authorize the execution, delivery and performance of such documents. The Service Agreement, the Employment Agreement and the other agreements contemplated hereby have been duly executed and delivered by the Clinic and constitute or will constitute the legal, valid and binding obligations of the Clinic enforceable against the Clinic in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies. The execution and delivery of the Service Agreement, the Employment Agreements and the other agreements contemplated hereby will not violate any provision of the organizational documents of the Clinic or any provisions of, or result in the acceleration of, any obligation under any mortgage, lien, lease, agreement, rent, instrument, order, arbitration award, judgment or decree to which the Clinic is a party or by which the Clinic is bound, or violate any material restrictions of any kind to which the Clinic is subject, or result in any lien or encumbrance on any of the Clinic's assets.

     4.4 No Business. The Clinic has not commenced business since its organization. Other than its Articles of Incorporation, Bylaws and, as of the Closing Date, the Service Agreement and the Employment Agreements, the Clinic is not a party to or subject to any agreement, indenture or other instrument. The Clinic does not own any assets
(tangible  or  intangible)  other  than  (i)  the  assets described on
Exhibit 4.4 attached hereto, and (ii) the consideration received upon the issuance of shares of its capital stock, and the Clinic does not have any liabilities, accrued, contingent or otherwise (known or unknown and asserted or unasserted).

     4.5  Compliance  with  Laws.    The  Clinic has complied with all
applicable laws, regulations and licensing requirements and has filed with the proper authorities all necessary statements and reports.

Section 5.     Covenants of the Company and the Shareholders.

     The Company and the Shareholders, jointly and severally, agree that between the date hereof and the Closing Date:

     5.1 Consummation of Agreement. The Company and the Shareholders shall use their best efforts to cause the consummation of the transactions contemplated hereby in accordance with their terms and conditions.

     5.2 Business Operations. The Company and the Shareholders shall operate the Company's business in the ordinary course. The Company shall not enter into any lease, contract, indebtedness, commitment, purchase or sale or acquire or dispose of any capital asset except in the ordinary course of business. The Company and the Shareholders shall use their best efforts to preserve the business and assets of the Company intact and shall not take any action that would have an adverse effect on the business or assets of the Company, including without limitation, any action the primary purpose or effect of which is to generate or preserve cash; provided that the Company may continue to operate in the ordinary course of business. The Company and the Shareholders shall use their best efforts to preserve intact the relationships with payors, customers, suppliers, patients and others having significant business relations with the Company. The Company shall collect its receivables and pay its trade payables in the ordinary course of business. The Company shall not introduce any new method of management, operations or accounting. On the Closing Date, the Company shall not be engaged in the practice of medicine and shall not provide medical services.

     5.3 Access and Notice. The Company and the Shareholders shall permit PRG and PRG Sub and their authorized representatives access to, and make available for inspection, all of the assets and business of the Company and all of its assets, including employees, customers and suppliers and permit PRG, PRG Sub and their authorized representatives to inspect and make copies of all documents, records and information with respect to the business or assets of the Company as PRG, PRG Sub
o r    their  representatives  may  request.    The  Company  and  the
Shareholders shall promptly notify PRG Sub in writing of (a) any notice or communication relating to a default or event that, with notice or lapse of time or both, could become a default, under any contract, commitment or obligation to which the Company is a party, and (b) any adverse change in the Company's business, financial condition or the conditions of its assets.

     5.4 Approvals of Third Parties and Permits and Consents. The Company and the Shareholders shall use their best efforts to secure all necessary approvals and consents of third parties to the consummation of the transactions contemplated hereby, including consents described on Exhibit 2.5. The Company and the Shareholders shall use their best efforts to obtain all licenses, permits, approvals or other authorizations required under any law, rule, regulation, or otherwise to provide the services of the Company contemplated by the Service Agreement and to conduct the intended business of the Company.

     5.5 Acquisition Proposals The Company and the Shareholders shall not, and shall use their best efforts to cause the Company's employees, agents and representatives not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer, including without limitation, any proposal or offer to the Shareholders, with respect to a merger, acquisition, consolidation or similar transaction involving, or the purchase of all or any significant portion of the assets or any equity securities of the Company or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to such proposal or offer, and the Company and the Shareholders will immediately cease any such activities, discussions or negotiations heretofore conducted with respect to any of the foregoing. The Company and the Shareholders shall immediately notify PRG Sub if any such inquiries or proposals are received.

     5.6 Funding of Accrued Employee Benefits. The Company hereby covenants and agrees that it will take whatever steps are necessary to pay or fund completely for any accrued benefits, where applicable, or vested accrued benefits for which the Company or any entity might have any liability whatsoever arising from any insurance, pension plan, employment tax or similar liability of the Company to any employee or other person or entity (including, without limitation, any Company Plan and any liability under employment contracts with the Company) allocable to services performed prior to the Closing Date. The Company acknowledges that the purpose and intent of this covenant is to assure that PRG Sub shall have no liability whatsoever at any time after the Closing Date with respect to any of the Company's employees or similar persons or entities, including, without limitation, any Company Plan.

     5.7 Employee Matters. The Company shall not, without the prior written approval of PRG or PRG Sub, except as required by law, increase the cash compensation of any Shareholder or other employee or an independent contractor of the Company, adopt, amend or terminate any compensation plan, employment agreement, independent contractor agreement, employee policies and procedures or employee benefit plan, take any action that could deplete the assets of any employee benefit, or fail to pay any premium or contribution due or file any report with respect to any employee benefit plan, or take any other actions with respect to its employees or employee matters which might have an adverse effect upon the Company, its business, assets or prospects.

     5.8 Distributions and Repurchases. No distribution, payment or dividend of any kind will be declared or paid by the Company, nor will any repurchase of any of the Company's capital stock be approved or effected.

     5.9 Requirements to Effect Merger. The Company and each Shareholder shall use their best efforts to take, or cause to be taken, all actions necessary to effect the Merger under applicable law, including without limitation the filing with the appropriate government officials of all necessary documents in form approved by counsel for the parties to this Agreement.

     5.10 Voting of Shares. Each Shareholder agrees that until the earlier of the Closing Date or the termination of this Agreement, each such Shareholder shall vote all shares of Company common stock owned by the Shareholders at any meeting of the stockholders of the Company or take action by written consent for adoption of this Agreement, as hereby amended, and in favor of the Merger and any other transactions contemplated by this Agreement, and against any action, omission or agreement which would impede or interfere with, or have the effect of discouraging, the Merger.

     5.11 Accounting and Tax Matters. The Company will not change in any material respect the accounting methods or practices followed by t h e Company (including any material change in any assumption underlying, or any method of calculating, any bad debt, contingency or other reserve), except as may be required by generally accepted accounting principles. The Company will not make any material tax election except in the ordinary course of business consistent with past practice, change any material tax election already made, adopt any tax accounting method except in the ordinary course of business consistent with past practice, change any tax accounting method, enter into any closing agreement, settle any tax claim or assessment or consent to any tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment. The Company will duly, accurately and timely (without regard to any extensions of time) file all returns, information statements and other documents relating to taxes of the Company required to be filed by it, and pay all taxes required to be paid by it, on or before the Closing Date.

     5.12 C o n v ersion Transaction. Prior to the Merger, the Shareholders and the Company shall file with the Secretary of State of Illinois an amendment to and/or a restatement of the Company's
Articles of Incorporation and shall take such other action as may be necessary to convert itself into a general business corporation in accordance with all applicable laws, rules and regulations.

     5.13 Leases. PRG shall have entered into a building lease (the "Building Lease") with the owner of the property located at 111 West Lincoln Street, Belleville, Illinois, in substantially the form attached hereto as Exhibit 5.13.


Section 6.     Covenants of PRG and PRG Sub.

     PRG and PRG Sub, jointly and severally, agree that between the date hereof and the Closing Date:

     6.1 Consummation of Agreement. PRG and PRG Sub shall use their b e s t efforts to cause the consummation of the transactions contemplated hereby in accordance with their terms and provisions. PRG and PRG Sub will use their best efforts to take, or cause to be taken, all actions necessary to effect the Merger under applicable law, including without limitation the filing with the appropriate government officials all necessary documents in form approved by counsel for the parties to this Agreement.

     6.2 Approvals of Third Parties and Permits and Consents. PRG and PRG Sub shall use their best efforts to secure all necessary approvals and consents of third parties to the consummation of the transactions contemplated hereby.

     6.3 Listing Application. PRG shall prepare and submit to the New York Stock Exchange (the "NYSE") a listing application covering the Stock Consideration and shall use its best efforts to obtain approval for the listing of the Stock Consideration upon official notice of issuance.


Section 7.     Covenants of the Shareholders.

     The Shareholders, jointly and severally, agree that between the date hereof and the Closing Date:

     7.1 Formation of the Clinic. The Shareholders shall form the Clinic, in the form of entity approved by PRG and PRG Sub in the State of Illinois, and the organizational documents of the Clinic shall be in form and substance satisfactory to PRG and PRG Sub.

     7.2 Access. The Shareholders shall permit PRG, PRG Sub and their authorized representatives full access to, and make available for inspection, all of the assets and records of the Clinic, and permit PRG, PRG Sub and their authorized representatives to inspect and make copies of all documents, records and information with respect to the affairs of the Clinic as PRG, PRG Sub and their representatives may request.

     7.3 Licenses and Permits. The Shareholders shall use their best e f f orts to obtain all licenses, permits, approvals or other authorizations required under any law, statute, rule, regulation or ordinance, or otherwise necessary or desirable to consummate the transactions or provide the services contemplated by the Service Agreement and the Employment Agreements, and to conduct the intended business of the Clinic.

     7.4 Corporate Governance. Within three (3) months following the C l osing Date, the Clinic, if any, shall establish governance provisions that are reasonably acceptable to PRG providing for (i) a maximum length of employment for non-owner physicians prior to their admission to ownership in the Clinic, (ii) terms of ownership admission to the Clinic, (iii) a compensation structure for ongoing owner physicians, (iv) retirement of physicians from the ownership of the Clinic and (v) buy-out provisions for retiring or inactive owner physicians.


Section 8.     PRG Sub and PRG Conditions Precedent.

     The obligations of PRG Sub and PRG hereunder are subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

     8.1 Representations and Warranties. The representations and warranties of the Company and the Shareholders contained herein shall have been true and correct in all respects when initially made and shall be true and correct in all respects as of the Closing Date.

     8.2 Covenants and Conditions. The Company and the Shareholders shall have performed and complied with all covenants and conditions required by this Agreement to be performed and complied with by the Company and the Shareholders prior to the Closing Date.

     8.3 Proceedings. No action, proceeding or order by any court or governmental body shall have been threatened orally or in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

     8.4 No Material Adverse Change. No material adverse change in t h e c ondition (financial or otherwise), operations, assets, liabilities, business or prospects of the Company shall have occurred since the Balance Sheet Date.

     8.5 Due Diligence Review. By the Closing Date, PRG Sub and PRG shall have completed a due diligence review of the business, operations and financial statements of the Company, the results of which shall be satisfactory to PRG Sub and PRG in their sole discretion.

     8.6 Approval by the Board of Directors This Agreement and the transactions contemplated hereby shall have been approved by the Board of Directors of PRG or a committee thereof.

     8.7 Service Agreement. On the Closing Date, the Clinic, the Shareholders, PRG and Surviving Corporation shall execute and deliver a Service Agreement (the "Service Agreement"), in substantially the form attached hereto as Exhibit 8.7, pursuant to which Surviving Corporation will provide management services to the Shareholders and, if applicable, the Clinic.

     8.8 Employment Arrangements. Prior to the Closing Date, the Company will terminate, and will cause each physician employee of the Company and other licensed employees that have existing employment agreements with the Company to terminate his or her employment agreement with the Company, execute a separation and release agreement ("Separation and Release Agreement").

     8.9  Consents  and  Approvals.   The Company and the Shareholders
shall have obtained all necessary government and other third-party approvals and consents.

     8.10 Closing  Deliveries.    PRG  Sub  shall  have  received  all
documents, duly executed in form satisfactory to PRG Sub and its counsel, referred to in Section 10.1.

     8.11 C o r porate  Governance.    PRG  shall  have  approved  the
governance provisions of the Clinic, if applicable, adopted in accordance with Section 7.4.

     8.12 Debt and Receivables. There shall be no indebtedness, receivables or payables between the Company and its shareholders or affiliates and the Company shall not have any liabilities, including indebtedness, guaranties and capital leases, that are not approved by PRG.

     8.13 Dissenting Shares. No holder of the Company's common stock shall have demanded appraisal for the shares of Company common stock held by such holder in accordance with the Illinois Business Corporation Law.

     8.14 Stock  Consideration.    The  stock consideration shall have
been approved for listing on the NYSE, subject to official notice of issuance.

     8.15 No  Change  in  Working  Capital.   There shall have been no
change in the Working Capital.


Section 9.     T h e    Company's  and  the  Shareholder's  Conditions
Precedent.

     The obligations of the Company and the Shareholders hereunder are subject to fulfillment at or prior to the Closing Date of each of the following conditions:

     9.1 Representations and Warranties. The representations and warranties of PRG Sub and PRG contained herein shall have been true and correct in all respects when initially made and shall be true and correct in all respects as of the Closing Date.

     9.2 Covenants and Conditions. PRG Sub and PRG shall have performed and complied with all covenants and conditions required by this Agreement to be performed and complied with by PRG Sub and PRG prior to the Closing Date.

     9.3 Proceedings. No action, proceeding or order by any court or governmental body shall have been threatened orally or in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

     9.4  Closing  Deliveries.    The  Company shall have received all
documents, duly executed in form satisfactory to the Company and its counsel, referred to in Section 10.2.

     9.5  Stock  Consideration.    The  stock consideration shall have
been approved for listing on the NYSE, subject to official notice of issuance.


Section 10.    Closing Deliveries.

     10.1 Deliveries of the Company and the Shareholders. At or prior to the Closing, the Company and the Shareholders shall deliver to PRG Sub the following, all of which shall be in a form satisfactory to counsel to PRG Sub and PRG:

          (a) an executed original Service Agreement and executed originals of all documents required by that agreement, including but not limited to security agreements and powers of attorneys referred to therein;

          (b)  executed Separation and Release Agreements;

          (c) a copy of the resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and all related documents and agreements each certified by the Secretary as being true and correct copies of the original thereof;

          (d) a copy of the resolutions of the Board of Directors of the Clinic authorizing the execution, delivery and performance of the Service Agreement and the Employment Agreements, each certified by the Secretary of the Clinic as being true and correct copies of the original thereof;

          (e) certificates of the President of the Company and of each Shareholder, dated as of the Closing Date, (i) as to the truth and correctness of the representations and warranties of the Company and each Shareholder contained herein; (ii) as to the performance of and compliance by the Company and each Shareholder with all covenants contained herein; and (iii) certifying that all conditions precedent of the Company and each Shareholder to the Closing have been satisfied;

          (f) a c ertificate of the Secretary of the Company certifying as to the incumbency of the directors and officers of the Company and as to the signatures of such directors and officers who have executed documents delivered at the Closing on behalf of the Company;

          (g) a certificate of the Secretary of the Clinic certifying as to the incumbency of the directors and officers of the Clinic and as to the signatures of such directors and officers who have executed documents delivered at the Closing on behalf of the Clinic;

          (h) a certificate, dated within 10 days of the Closing Date, of the Secretary of the State of Illinois establishing that the Company is in existence and is in good standing to transact business in its state of incorporation;

          (i) a certificate, dated within 10 days of the Closing Date, of the Secretary of the State of Illinois establishing that Clinic is in existence and is in good standing to transact business in its state of incorporation;

          (j)  a n    opinion  of  counsel  to  the  Company  and  the
Shareholders opining as to the execution and delivery of this Agreement and the other documents and agreements to be executed pursuant hereto, the good standing and authority of the Company, the enforceability of this Agreement and the other agreements and documents to be executed in connection herewith, and other matters reasonably requested by PRG Sub;

          (k) all authorizations, consents, approvals, permits and licenses referred to in Sections 2.3 and 2.5; and

          (l) the resignations of the directors and officers of the Company as requested by PRG Sub;

          (m)  a  Shareholder  Release  in  form  attached  hereto  as
Exhibit 10.1(m) executed by each Shareholder;

          (n)  a  Stockholder  s  Agreement in form attached hereto as
Exhibit 10.1(n) executed by each Shareholder and their spouses; and

          (o) such other instruments and documents as reasonably requested by PRG or PRG Sub to carry out and effect the purpose and intent of this Agreement.

     10.2 Deliveries of PRG Sub and PRG. At or prior to the Closing, PRG Sub and PRG shall deliver to the Company and/or Shareholders the following, all of which shall be in a form satisfactory to counsel to the Company and the Shareholders or the Clinic, as applicable:

          (a)  the Merger Consideration;

          (b)  an executed Service Agreement;

          (c) a copy of the resolutions of the Board of Directors of PRG Sub and PRG (or a committee thereof) authorizing the execution, delivery and performance of this Agreement and all related documents and agreements each certified by the Secretary as being true and correct copies of the original thereof;

          (d) certificates of the President of PRG Sub and PRG, dated as of the Closing Date, (i) as to the truth and correctness of the representations and warranties of PRG Sub and PRG contained herein;
(ii) as to the performance of and compliance by PRG Sub and PRG with all covenants contained herein; and (iii) certifying that all conditions precedent of PRG Sub and PRG to the Closing have been satisfied;

          (e) a certificate of the Secretary of PRG Sub and PRG certifying as to the incumbency of the directors and officers of PRG Sub and PRG and as to the signatures of such directors and officers who have executed documents delivered at the Closing on behalf of PRG Sub and PRG;

          (f) certificates, dated within 10 days of the Closing Date, of the Secretary of the State of Delaware establishing that PRG Sub and PRG are in existence and are in good standing to transact business in the State of Delaware and the State of Illinois, as applicable;

          (g) an opinion of counsel to PRG and PRG Sub opining as to the execution and delivery of this Agreement and the other documents and agreements to be executed pursuant hereto, the good standing and authority of PRG and PRG Sub, the enforceability of this Agreement and the other agreements and documents to be executed in connection herewith, and other matters reasonably requested by the Company;

          (h)  the Stockholder s Agreement;

          (i) reimbursement for the cost incurred by the Company for the medical record audit performed by Corcoran Consulting Group; and

          (j) such other instruments and documents as reasonably requested by the Company or Shareholders to carry out and effect the purpose and intent of this Agreement.


Section 11. Nature and Survival of Representations and Warranties; Indemnification.

     11.1 Nature and Survival. All statements contained in this Agreement or in any Exhibit attached hereto, any agreement executed pursuant hereto, and any certificate executed and delivered by any party pursuant to the terms of this Agreement, shall constitute representations and warranties of the Company and the Shareholders, jointly and severally, or of PRG Sub and PRG, jointly and severally, as the case may be. All such representations and warranties, and all representations and warranties expressly labeled as such in this Agreement shall survive the date of this Agreement and the Closing Date for a period of five (5) years following the Closing Date, except that (i) the representations and warranties set forth in Sections 2.23, 2.24 or 2.25 with respect to environmental and medical waste laws and health care laws and matters shall survive for a period of fifteen (15) years and tax representations shall survive until one year after the expiration of the applicable statute of limitations. Each party covenants with the other parties not to make any claim with respect to such representations and warranties, against any party after the date on which such survival period shall terminate. No party shall be entitled to claim indemnity from any other party pursuant to Section 11.2 or 11.3 hereof, unless such party has timely given the notice required in Sections 11.2, 11.3 or 11.4 hereof, as the case may be. Each party hereby releases, acquits and discharges the other party from any and all claims and demands, actions and causes of action, damages, costs, expenses and rights of setoff with respect to which the notices required by Section 11.2, 11.3 or 11.4, as applicable, are not timely provided.

     11.2 Indemnification by PRG Sub and PRG. PRG SUB AND PRG, JOINTLY AND SEVERALLY (FOR PURPOSES OF THIS SECTION 11.2 AND, TO THE EXTENT APPLICABLE, SECTION 11.4, "INDEMNITOR"), SHALL INDEMNIFY AND HOLD THE SHAREHOLDERS, AND THEIR RESPECTIVE AGENTS AND EMPLOYEES (EACH OF THE FOREGOING, INCLUDING THE SHAREHOLDERS, FOR PURPOSES OF THIS
SECTION 11.2 AND, TO THE EXTENT APPLICABLE, SECTION 11.4, AS " I NDEMNIFIED PERSON"), HARMLESS FROM AND AGAINST ANY AND ALL LIABILITIES, LOSSES, DAMAGES, ACTIONS, SUITS, COSTS, DEFICIENCIES AND E X PENSES (INCLUDING, BUT NOT LIMITED TO, REASONABLE FEES AND DISBURSEMENTS OF COUNSEL THROUGH APPEAL) ARISING FROM OR BY REASON OF OR RESULTING FROM ANY BREACH BY INDEMNITOR OF ANY REPRESENTATION, WARRANTY, AGREEMENT OR COVENANT CONTAINED IN THIS AGREEMENT (INCLUDING T H E EXHIBITS HERETO) AND EACH DOCUMENT, CERTIFICATE OR OTHER INSTRUMENT FURNISHED OR TO BE FURNISHED BY INDEMNITOR HEREUNDER, AND, FROM AND AFTER THE CLOSING DATE, ARISING FROM OR BY REASON OF OR RESULTING FROM INDEMNITOR'S MANAGEMENT AND THE OWNERSHIP OF THE COMPANY AND FROM ANY ALLEGED ACT OR NEGLIGENCE OF INDEMNITOR OR ITS EMPLOYEES, AGENTS AND INDEPENDENT CONTRACTORS IN OR ABOUT THE COMPANY S BUSINESS AFTER THE CLOSING DATE. IN CONNECTION WITH INDEMNITOR'S OBLIGATION TO INDEMNIFY FOR EXPENSES, INDEMNITOR SHALL REIMBURSE EACH INDEMNIFIED PERSON FOR ALL SUCH EXPENSES AS THEY ARE INCURRED BY SUCH INDEMNIFIED PERSON, PROVIDED THAT SUCH INDEMNIFIED PERSON AGREES IN WRITING TO REFUND ALL SUCH REIMBURSED EXPENSES IF AND TO THE EXTENT THAT IT IS FINALLY JUDICIALLY DETERMINED THAT SUCH INDEMNIFIED PERSON IS NOT ENTITLED TO INDEMNIFICATION HEREUNDER.

     11.3 Indemnification by the Company and the Shareholders. THE COMPANY AND THE SHAREHOLDERS (FOR PURPOSES OF THIS SECTION 11.3 AND, TO THE EXTENT APPLICABLE, SECTION 11.4, "INDEMNITOR"), JOINTLY AND SEVERALLY, SHALL INDEMNIFY AND HOLD PRG SUB, PRG AND THEIR RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, AGENTS AND EMPLOYEES (EACH OF THE FOREGOING, INCLUDING PRG SUB AND PRG, FOR PURPOSES OF THIS SECTION
11.3 AND, TO THE EXTENT APPLICABLE, SECTION 11.4, AS "INDEMNIFIED PERSON") HARMLESS FROM AND AGAINST ANY AND ALL LIABILITIES, LOSSES, CLAIMS, DAMAGES, ACTIONS, SUITS, COSTS, DEFICIENCIES AND EXPENSES (INCLUDING, BUT NOT LIMITED TO, REASONABLE FEES AND DISBURSEMENTS OF COUNSEL THROUGH APPEAL) ARISING FROM OR BY REASON OF OR RESULTING FROM ANY BREACH BY INDEMNITOR OF ANY REPRESENTATION, WARRANTY, AGREEMENT OR COVENANT CONTAINED IN THIS AGREEMENT (INCLUDING THE EXHIBITS HERETO) AND EACH DOCUMENT, CERTIFICATE, OR OTHER INSTRUMENT FURNISHED OR TO BE FURNISHED BY INDEMNITOR HEREUNDER, AND, WITH RESPECT TO ALL TIMES PRIOR TO THE CLOSING DATE, ARISING FROM OR BY REASON OF OR RESULTING FROM THE INDEMNITOR'S MANAGEMENT AND CONDUCT OF THE OWNERSHIP OR OPERATION OF THE COMPANY AND FROM ANY ALLEGED ACT OR NEGLIGENCE OF INDEMNITOR OR ITS EMPLOYEES, AGENTS AND INDEPENDENT CONTRACTORS IN OR ABOUT THE COMPANY'S BUSINESS, AND WITH RESPECT TO (I) ANY VIOLATION BY THE COMPANY OR THE SHAREHOLDERS OR THEIR CONSULTANTS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS AND AFFILIATES OF STATE OR FEDERAL LAWS GOVERNING HEALTHCARE FRAUD AND ABUSE, OR ANY OVERPAYMENT OR OBLIGATION ARISING OUT OF OR RESULTING FROM CLAIMS SUBMITTED TO ANY THIRD PARTY PAYOR, WHETHER ON OR AFTER THE CLOSING DATE, (II) TAXES OF THE COMPANY OR ANY OTHER PERSON (INCLUDING ANY SHAREHOLDER) ARISING FROM OR AS A RESULT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (III) ANY LIABILITY OF THE COMPANY OR THE SHAREHOLDERS FOR COSTS AND EXPENSES ( I N C LUDING, WITHOUT LIMITATION, ATTORNEYS' FEES) INCURRED IN
C O N N E CTION WITH THE NEGOTIATION, PREPARATION OR CLOSING OF TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER DOCUMENTS TO BE EXECUTED IN CONNECTION HEREWITH, AND (IV) ANY ACCRUED UNFUNDED R E T IREMENT OR PENSION PLAN LIABILITIES. IN CONNECTION WITH INDEMNITOR'S OBLIGATION TO INDEMNIFY FOR EXPENSES, INDEMNITOR SHALL REIMBURSE EACH INDEMNIFIED PERSON FOR ALL SUCH EXPENSES AS THEY ARE INCURRED BY SUCH INDEMNIFIED PERSON, PROVIDED THAT SUCH INDEMNIFIED PERSON AGREES IN WRITING TO REFUND ALL SUCH REIMBURSED EXPENSES IF AND TO THE EXTENT THAT IT IS FINALLY JUDICIALLY DETERMINED THAT SUCH INDEMNIFIED PERSON IS NOT ENTITLED TO INDEMNIFICATION HEREUNDER.

     11.4 Indemnification Procedure. Within sixty (60) days after Indemnified Person receives written notice of the commencement of any action or other proceeding in respect of which indemnification or reimbursement may be sought hereunder, or within such lesser time as may be provided by law for the defense of such action or proceeding, such Indemnified Person shall notify Indemnitor thereof. If any such action or other proceeding shall be brought against any Indemnified P e rson, Indemnitor shall, upon written notice given within a reasonable time following receipt by Indemnitor of such notice from Indemnified Person, be entitled to assume the defense of such action or proceeding with counsel chosen by Indemnitor and reasonably satisfactory to Indemnified Person; provided, however, that any Indemnified Person may at its own expense retain separate counsel to p a r ticipate in such defense. Notwithstanding the foregoing, Indemnified Person shall have the right to employ separate counsel at Indemnitor's expense and to control its own defense of such action or p r oceeding if, in the reasonable opinion of counsel to such Indemnified Person, (a) there are or may be legal defenses available to such Indemnified Person or to other Indemnified Persons that are different from or additional to those available to Indemnitor and
w h ich could not be adequately advanced by counsel chosen by Indemnitor, or (b) a conflict or potential conflict exists between Indemnitor and such Indemnified Person that would make such separate representation advisable; provided, however, that in no event shall Indemnitor be required to pay fees and expenses hereunder for more than one firm of attorneys of Indemnified Person in any jurisdiction in any one action or proceeding or group of related actions or proceedings. Indemnitor shall not, without the prior written consent of any Indemnified Person, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding to which such Indemnified Person is a party unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising or potentially arising from or by reason of such claim, action or proceeding.

     11.5 Certain Tax Matters.

          (a) PRG shall prepare and file or cause to be prepared and filed any tax returns, statements and reports ("Tax Returns") of Surviving Corporation covering taxable periods ending on or before the Closing Date which have not been filed on or before the Closing Date. Shareholders shall, jointly and severally, within fifteen (15) days after payment thereof and receipt of notice of such payment, r e imburse, indemnify and hold harmless PRG and the Surviving Corporation for all taxes, and all related interest, penalties and additions to tax ("Taxes"), with respect to taxable periods of the Company ending on or before the Closing Date.

          (b) PRG shall prepare and file or cause to be prepared and filed any Tax Returns of Surviving Corporation covering taxable periods which begin before the Closing Date and end after the Closing Date ("Straddle Periods"). Shareholders shall, jointly and severally, within fifteen (15) days after payment thereof and notice of such payment, reimburse, indemnify and hold harmless PRG and the Surviving Corporation for all Taxes for any Straddle Period, to the extent related to the portion of the Straddle Period ending on the Closing Date. For such purposes, the portion of any Tax attributable to the portions of a Straddle Period ending on the Closing Date and beginning after the Closing Date shall be determined by apportioning the Tax for the entire Straddle Period among such periods based on the number of days in each such period, provided that, in the case of Taxes based upon or related to income or receipts, such portion shall be the amount of Tax which would have been due if the relevant Straddle Period ended on the Closing Date. Any credits relating to a Straddle Period shall be taken into account as though the relevant Straddle
Period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practices of the Company.

          (c) The Company, Shareholders, PRG, Surviving Corporation and PRG Sub shall reasonably cooperate with each other in connection with the filing of Tax Returns pursuant to this Section 11.5(c) and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the provision of copies, at the requesting party's expense, of records and information relevant to any such Tax Return or proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

     11.6 Right of Setoff. In the event of any breach of warranty, r e p resentation, covenant or agreement by the Company or the Shareholders giving rise to indemnification under Section 11.3 or
Section 11.5 hereof, PRG, Surviving Corporation or PRG Sub shall be entitled to offset the amount of damages incurred by it as a result of such breach of warranty, representation, covenant or agreement against any amounts payable by PRG, PRG Sub or Surviving Corporation, including the amounts payable under the Service Agreement.


Section 12.    Termination.  This Agreement may be terminated:

     (a)  at any time by mutual agreement of all parties;

     (b) at any time by PRG or PRG Sub if any representation or warranty of the Company or any Shareholder contained in this Agreement or in any certificate or other document executed and delivered by the Company or any Shareholder pursuant to this Agreement is or becomes untrue or breached in any material respect or if the Company or any Shareholders fails to comply in any material respect with any covenant or agreement contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within twenty (20) days after receipt of written notice thereof;

     (c) at any time by the Company or the Shareholders if any representation or warranty of PRG or PRG Sub contained in this Agreement or in any certificate or other document executed and delivered by PRG or PRG Sub pursuant to this Agreement is or becomes untrue or breached in any material respect or if PRG or PRG Sub fails to comply in any material respect with any covenant or agreement contained herein and such misrepresentation, noncompliance or bread is not cured, waived or eliminated within twenty (20) days after receipt of written notice thereof;

     (d) by PRG, PRG Sub, the Company or the Shareholders if the merger contemplated hereby shall not have been consummated by October 31, 1996; or

     (e) by PRG at any time prior to the Closing Date if PRG determines in its sole discretion as the result of its legal, financial and operational due diligence with respect to the Company, that such termination is desirable and in the best interests of PRG.


Section 13.    Noncompetition.

     13.1 Prohibited Activities. In order to protect PRG, PRG Sub, the Surviving Corporation and each of their affiliates (collectively, the "PRG Group") against the unauthorized use or disclosure of any of their confidential information presently known or hereinafter acquired by the Shareholders and other good and valuable consideration, each Shareholder hereby agrees that, subject to adjustment pursuant to
Section 13.5, for a period of five (5) years following the Closing Date, each Shareholder and his or her respective affiliates shall not knowingly, directly or indirectly, for herself or himself or on or b e h a lf of any other corporation, person, firm, partnership, association or any other entity (whether as an individual, agent, employee, offer director or in any other capacity):

          (a) establish, operate or provide physician services at any medical office, clinic or out-patient and/or ambulatory treatment or diagnostic facility providing services similar to those provided by the Company or engage or participate in or finance any business which engages in direct competition with the business being conducted by PRG, PRG Sub, Surviving Corporation or any practice managed by PRG or any subsidiary of PRG anywhere within 25 miles of any location of the Clinic; provided, however, that this provision shall not prohibit the each Shareholder or any of his or her affiliates from purchasing or holding an aggregate equity interest of up to 2%, so long as such Shareholder and his or her affiliates combined do not purchase or hold an aggregate equity interest of more than 5%, in any business in direct competition with the PRG, PRG Sub, Surviving Corporation or any practice managed by PRG or any subsidiary of PRG; or

          (b) induce or attempt to influence any employee of PRG, PRG Sub, Surviving Corporation or any practice managed by PRG or any subsidiary of PRG to terminate his or her employment, or to hire any such employee, whether or not so induced or influenced, except that any such employee may be hired with PRG's prior written consent.

     13.2 Damages.

          (a) Because of the difficulty of measuring economic losses to PRG, Surviving Corporation and PRG Sub as a result of the breach of the foregoing covenant, and because of the immediate and irreparable damage that would be caused to PRG, Surviving Corporation and PRG Sub for which it would have no other adequate remedy, the Shareholders agree that, in the event of a breach by them of the foregoing covenant, the covenant may be enforced by PRG, Surviving Corporation or PRG Sub by injunctions and restraining orders. The foregoing right is in addition to the right to receive damages set forth in subparagraph (b) below.

          (b) Because of the difficulty of measuring economic losses as a result of a breach by a Shareholder of the foregoing covenant, such Shareholder agrees to that in the event of a breach of the foregoing covenant the breaching Shareholder shall be obligated to pay to PRG as liquidated damages an amount set forth below opposite the year following Closing in which the breach occurs:

         Year Following
        Closing in Which
          Breach Occurs                      Damages


               1st                       $2,000,000.00
               2nd                       $1,600,000.00

               3rd                       $1,200,000.00

               4th                       $800,000.00
               5th                       $400,000.00


     13.3 [Intentionally Blank]

     13.4 Severability; Reformation. The covenants in this Section 13 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

     13.5 Term. It is specifically agreed that the period of five (5) years stated above, shall be computed by excluding from such computation any time during which any Shareholder is in violation of any provision of this Section 13. The covenants contained in this
Section 13 shall have no effect if the transactions contemplated by this Agreement are not consummated for any reason but otherwise shall not be affected by any breach of any other provision hereof by any party hereto.


Section 14.    Nondisclosure of Confidential Information.

     (a) The Shareholders recognize and acknowledge that they had in the past, currently have, and in the future may possibly have, access to certain confidential information of PRG, Surviving Corporation or PRG Sub that is valuable, special and unique assets of PRG's, Surviving Corporation's or PRG Sub's businesses. The Shareholders agree that they will not disclose such confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, unless (i) such information becomes available to or known by the public generally through no fault of the Shareholders,
(ii) disclosure is required by law or the order of any governmental authority under color of law, provided, that prior to disclosing any information pursuant to this clause (ii), the Shareholders shall, if possible, give prior written notice thereof to the other parties hereto, and provide such other parties hereto with the opportunity to contest such disclosure, (iii) the Shareholders reasonably believe that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, or (iv) the Shareholders are the sole and exclusive owner of such confidential information as a result of the transactions contemplated hereunder or otherwise. In the event of a breach or threatened breach by the Shareholders of the provisions of this Section 14, PRG, Surviving Corporation or PRG Sub shall be e n t i tled to an injunction restraining the Shareholders from disclosing, in whole or in part, such confidential information.
Nothing herein shall be construed as prohibiting PRG, Surviving Corporation or PRG Sub from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages. The obligations of the parties under this Section 14 shall survive the termination of this Agreement.

     (b) PRG and PRG Sub recognize and acknowledge that they had in the past, currently have, and in the future may possibly have, access to certain confidential information of Company and Shareholders that is valuable, special and unique assets of Company and Shareholders business. PRG and PRG Sub agree that they will not disclose such confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, unless (i) such information becomes available to or known by the public generally through no fault of PRG or PRG Sub, (ii) disclosure is required by law or the order of any governmental authority under color of law, provided, that prior to disclosing any information pursuant to this clause (ii), PRG and PRG Sub shall, if possible, give prior written notice thereof to the other parties hereto, and provide such other parties hereto with the opportunity to contest such disclosure, (iii) PRG and PRG Sub reasonably believe that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, or (iv) PRG and PRG Sub are the sole and exclusive owners of such confidential information as a result of the transaction contemplated hereunder or otherwise. In the event of breach or threatened breach by PRG or PRG Sub of the provisions of this Section 14, Shareholders and Company shall be entitled to an injunction restraining PRG and PRG S u b from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Shareholders and Company from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages. The obligations of the parties under this Section 14 shall survive the termination of this agreement.


Section 15. Investment Representations. The Shareholders are able to bear the economic risk of an investment in PRG common stock acquired pursuant to this Agreement and can afford to sustain a total loss of such investment and have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the proposed investment and therefore have the capacity to protect their own interests in connection with the acquisition of the PRG common stock. The Shareholders or their respective purchaser representatives have had an adequate opportunity to ask questions and receive answers from the officers of PRG concerning any and all matters relating to the background and experience of the officers and directors of PRG, the plans for the operations of the business of PRG, and any plans for additional acquisitions and the like. The Shareholders or their respective purchaser representatives have asked any and all questions in the nature described in the preceding sentence and all questions have been answered to their satisfaction.


Section 16.    Miscellaneous.

     16.1 Notices. Any communications required or desired to be given hereunder shall be deemed to have been properly given if sent by hand delivery, or by facsimile and overnight courier, to the parties hereto at the following addresses, or at such other address as either party may advise the other in writing from time to time:

If to PRG:

Physicians Resource Group, Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1540
Dallas, Texas 75240
Attn:  Richard J. D Amico
Facsimile: (214) 982-8299

If  to PRG Sub:

PRG Gr Acq. Corp.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1540
Dallas, Texas 75240
Attn:  Richard J. D  Amico
Facsimile: (214) 982-8299

with a copy of each notice directed to PRG Sub or PRG to:

James S. Ryan, III, Esquire
Jackson & Walker, L.L.P.
901 Main Street
Dallas, Texas  75202
Facsimile:  (214) 953-5822

If to the Company or the Shareholders:

Ophthalmological Associates, Ltd.
111 West Lincoln Street
Belleville, Illinois 62220
Facsimile: (618) 234-7979

with a copy to:

Jerry Raskas
1010 Market Street, Suite 1300
St. Louis, Missouri 63101-2000
Facsimile: (314) 241-6162

All such communications shall be deemed to have been delivered on the date of hand delivery or on the next business day following the deposit of such communications, properly addressed and postage prepaid with the overnight courier.

     16.2 Further  Assurances.     Each party hereby agrees to perform
any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of Agreement.

     16.3 Each Party to Bear Costs. Each of the parties to this Agreement shall pay all of the costs and expenses incurred by such party in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated. Without limiting the generality of the foregoing and whether or not such liabilities may be deemed to have been incurred in the ordinary course of business, PRG Sub, Surviving Corporation and PRG shall not be liable to or required to pay, either directly or indirectly, any (a) fees and expenses of legal counsel, accountants, auditors or other persons or entities retained by the Company, the Clinic or the Shareholders for services rendered in connection with negotiating and closing the transactions contemplated by this Agreement or the documents to be executed in connection herewith, whether or not such costs or expenses are incurred before or after the Closing Date and the Shareholders shall be liable for all such costs and expenses of the Company, and (b) local, state and federal income taxes or other similar charges on income or gain incurred by the Company, the Clinic or the Shareholders as a result of the transactions contemplated hereby.

     16.4 Public Disclosures. Except as otherwise required by law, no party to this Agreement shall make any public or other disclosure of this Agreement or the transactions contemplated hereby without the prior consent of the other parties. The parties to this Agreement shall cooperate with respect to the form and content of any such disclosures.

     16.5 GOVERNING LAW. THIS AGREEMENT SHALL BE INTERPRETED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND APPLIED WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAWS PRINCIPLES.

     16.6 Captions. The captions or headings in this Agreement are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Agreement.

     16.7 Integration of Exhibits. All Exhibits attached to this Agreement are integral parts of this Agreement as if fully set forth herein, and all statements appearing therein shall be deemed disclosed for all purposes and not only in connection with the specific representation in which they are explicitly referenced.

     16.8 ENTIRE AGREEMENT/AMENDMENT. THIS INSTRUMENT, INCLUDING ALL EXHIBITS ATTACHED HERETO, CONTAINS THE ENTIRE AGREEMENT OF THE PARTIES AND SUPERSEDES ANY AND ALL PRIOR OR CONTEMPORANEOUS AGREEMENTS BETWEEN THE PARTIES, WRITTEN OR ORAL, WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY.

     16.9 Counterparts. This Agreement may be executed in several counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute and be one and the same instrument

     16.10 Binding Effect/Assignment. This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No party may assign any right or obligation hereunder without the prior written consent of the other parties; provided, however, that PRG Sub, Surviving Corporation and PRG may assign its rights and obligations hereunder to an affiliate and to their lender or lenders.

     16.11 No Rule of Construction. The parties acknowledge that this Agreement was initially prepared by PRG Sub, and that all parties have read and negotiated the language used in this Agreement. The parties agree that, because all parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party's role in drafting this Agreement.

     16.12 Costs of Enforcement. In the event that PRG Sub, Surviving Corporation or PRG, on the one hand, or the Company or the Shareholders, on the other hand, file suit in any court against any other party to enforce the terms of this Agreement against the other party or to obtain performance by it hereunder, the prevailing party will be entitled to recover all reasonable costs, including reasonable attorneys' fees, from the other party as part of any judgment in such suit. The term "prevailing party" shall mean the party in whose favor final judgment after appeal (if any) is rendered with respect to the claims asserted in the Complaint. "Reasonable attorneys' fees" are those reasonable attorneys' fees actually incurred in obtaining a judgment in favor of the prevailing party.

     16.13 Amendments; Waivers. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the parties hereto. Any waiver of the terms and conditions hereof must be in writing, and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

     16.14 Choice of Forum. Each of the parties hereto agree that should any suit, action or proceeding arising out of this Agreement be instituted by any party hereto (other than a suit, action or proceeding to enforce or realize upon any final court judgment arising out of this Agreement), such suit, action or proceeding shall be instituted only in a state or federal court in Dallas County, Texas. Each of the parties hereto consents to the in personam jurisdiction of any state or federal court in Dallas County, Texas and waives any objection to the venue of any such suit, action or proceeding. The parties hereto recognize that courts outside Dallas County, Texas may also have jurisdiction over suits, actions or proceedings arising out of this Agreement, and in the event that any party hereto shall institute a proceeding involving this Agreement in a jurisdiction outside Dallas County, Texas, the party instituting such proceeding shall indemnify any other party hereto for any losses and expenses that may result from the breach of the foregoing covenant to institute proceedings only in a state or federal court in Dallas County, Texas.

     16.15 Service of Process. Service of any and all process that may be served on any party hereto in any suit, action or proceeding arising out of this Agreement may be made in the manner and to the address set forth in Section 16.1 and service thus made shall be taken and held to be valid personal service upon such party by any party hereto on whose behalf such service is made.

     16.16 Severability. If any provision of this Agreement shall be found to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable and this Agreement shall be construed and enforced as if such provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect. In lieu of such provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such provision as may be possible and be legal, valid and enforceable.

                             [End of Page]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


PRG GR ACQ. CORP.



By:  __________________________________
     Richard J. D'Amico, Vice President


OPHTHALMOLOGICAL ASSOCIATES, LTD.



By:  ___________________________________
Its: ___________________________________


PHYSICIANS RESOURCE GROUP, INC.



By:  _________________________________________
     Richard J. D'Amico, Senior Vice President



________________________
Morton R. Green, M.D.


________________________
Kenneth O. Green, M.D.


________________________
Stephen R. Waltman, M.D.

                           INDEX TO EXHIBITS


     Exhibit                  Description

     2.1            Capitalization of the Company

     2.3            Permits and Licenses

     2.5            Consents

     2.6            Financial Statements

     2.7            Leases

     2.9            Real and Personal Property; Encumbrances

     2.11           Patents and Trademarks; Names

     2.12           D i rectors  and  Officers;  Payroll  Information;
                    Employment Agreements

     2.14           Contracts (other than Leases)

     2.16           Accounts Receivable

     2.18           Debt

     2.19           Insurance Policies

     2.20           Employee Benefit Plans

     2.28           Suppliers

     2.29           Banking Relations

     2.30           Ownership Interests

     2.31           Payors

     4.1            Capitalization of Clinic

     4.4            Clinic Assets

     5.13           Form of Lease

     8.7            Form of Service Agreement

     10.1(m)        Shareholder Release

     10.1(n)        Stockholder's Agreement

     ANNEX I        Merger Consideration